EXHIBIT 10.22

EXECUTION COPY

LOAN AGREEMENT
between

THE DIRECTOR OF DEVELOPMENT

OF THE STATE OF OHIO

and

THE GUITAMMER COMPANY

Dated

as of

April 25' 2008

TABLE OF CONTENTS

(The Table of Contents is not a part of this Agreement
and is only for convenience of reference.)

Page

Preambles		1

	ARTICLE I
	Definitions

Section 1.1	Use of Defined Terms	1
Section1.2	Definitions	1
Section 1.3	Certain Words and References	8

	ARTICLE II
	Determinations and Representations

Section 2.1	Determinations of the Director	8
Section 2.2	Representations and Warranties of the Company	9

	ARTICLE III
	Loan; Provision of Project; Conditions to Disbursement

Section 3.1	Loan and Repayment	12
Section 3.2	Provision of Project	13
Section 3.3	Plans and Specifications; Inspections	13
Section 3.4	Company Required to Pay Costs in Event Proceeds Insufficient	14
Section 3.5	Completion Date	14
Section 3.6	Conditions to Disbursement	14
Section 3.7	Postponement of Escrow Disbursement Termination Date	18
Section 3.8	Payment of Costs; Indemnification	18

	ARTICLE IV
	Additional Covenants and Agreements

Section 4.1	Employment Statement; Job Creation	19
Section 4.2	Affirmative Covenants of the Company	20
Section 4.3	Negative Covenants of the Company	24

 Exhibit A - FORM OF NOTE

Exhibit B - PROJECT EQUIPMENT

Exhibit C = PROJECT INTANGIBLE FACILITIES

Exhibit D — SUBORDINATED PARTIES

Exhibit E — PREVAILING WAGE LETTER

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of April 25, 2008 by and between The Director of Development (the "Director") of the State of Ohio, acting on behalf of the State, and The Guitammer Company, an Ohio corporation (the "Company"), under the circumstances summarized in the following recitals (the capitalized terms used in the recitals being used therein as defined in Article I hereof):

A. Pursuant to the Act, the Director is authorized, among other things, to make loans to assist in the financing of an Eligible Innovation Project.

B. The Company has requested that the Director provide the financial assistance for the Project hereinafter described.

C. The Director has determined that the Project constitutes an Eligible Innovation Project and that the financial assistance to be provided pursuant to this Agreement is appropriate under the Act and will be in furtherance and in implementation of the public policy set forth in the Act.

D. The financial assistance to be provided pursuant to this Agreement has been reviewed and approved by the Development Financing Advisory Council and the Controlling Board, pursuant to the Act.

NOW, THEREFORE, in consideration of the premises and the representations and agreements hereinafter contained, the Director and the Company agree as follows:

ARTICLE I

Definitions

Section 1.1. Use of Defined Terms. In addition to the words and terms elsewhere defined in this Agreement or by reference to the Security Documents or other instruments, the words and terms set forth in Section 1.2 hereof shall have the meanings therein set forth unless the context or use expressly indicates different meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms therein defined.

Section 1.2. Definitions. As used herein:

"Act" means Chapter 166, Ohio Revised Code, as from time to time enacted andamended.

"Agreement" means this Loan Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

Allowable Innovation Costs" means "allowable innovation costs" of the Project within the meaning of the Act incurred b y the Company from and after September 1, 2007

"Application" means the Application of the Company, dated October 22, 2007, submitted to the Director requesting assistance under the Act.

"City" means Genoa Township, Ohio.

"Closing Date" means April 25, 2008, the date of execution and delivery of the Loan

Documents.

"Collateral" shall have the same meaning as defined in the Security Agreement.

"Commitment" means the Commitment Letter between the Director and the Compan dated March 19, 2008.

"Code" means the Internal Revenue Code of 1986, and any successor statute of similar import, together with all rules and regulations thereunder, as amended, reformed or otherwise modified from time to time. References to sections or titles of the Code shall be construed to also refer to successor sections or titles.

"Completion Date" means the date of completion of the Project, as certified b y the Company pursuant to Section 3.5 hereof.

"Controlling Board" means the Controlling Board of the State.

"Cost Certification" means a certification of the Company, as of a specified date, setting forth in reasonable detail the costs incurred and, if appropriate, to be incurred by the Company in completing the provision of the Project, including a detail by category of all Allowable Innovation Costs.

"Corrective Work" means all activities of removal, response, investigation, testing, analysis, remediation (including, but not limited to disposal of Hazardous Substances) taken pursuant to Environmental Requirements (i) to prevent, abate, or correct a Release or threatened Release of Hazardous Substances at, about, affecting, or affected by the Project or (ii) to comply with any and all Environmental Requirements applicable to the Project.

"Development Financing Advisory Council" means the Development Financing Advisory Council of the State.

"Disbursement Request" means each Disbursement Request in the form of Exhibit A attached to the Escrow Disbursing Agreement.

"Distribution" means a payment made, liability incurred or other consideration given b y the Company (other than any stock dividend or stock split payable solely in capital stock of the Company) for the purchase, acquisition, redemption or retirement of any capital stock of the Company or as a dividend, return of capital or other payment in respect of any shareholder's capital stock in the Company.

"Eligible Innovation Project" means an "eligible innovation project" within the meaning of the Act and, with respect to the Loan, means the Project.

"Environmental Activity" means any actual or threatened storage, holding, existence, Release, emission, discharge, transportation or disposal of any Hazardous Substance from, under, into or with respect to the Project or otherwise relating to the Project or any Use of the Project which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statue, law, ordinance or regulation which may relate to or deal with human health or the environment. References to sections or titles of any Environmental Law shall be construed to also refer to successor sections or titles.

"Environmental Requirements" means all present and future laws, including but not limited to Environmental Laws, authorizations, judgments, decrees, concessions, grants, orders, franchises, agreements and other restrictions and requirements (whether or not arising under statutes or regulations) relating to any Hazardous Substances or Environmental Activity.

"ERISA" means the Employee Retirement Income Security Act of 1974, and any successor statute of similar import, together with all rules and regulations thereunder, as amended, reformed or otherwise modified from time to time. References to sections or titles of ERISA shall be construed to also refer to successor sections or titles.

"Escrow Account" means the Escrow Account as defined in the Escrow Disbursing

Agreement.

"Escrow Agent" means The Huntington National Bank, in its capacity as Escrow Agent under the Escrow Disbursing Agreement.

"Escrow Disbursement Date" means each date upon which Escrow Funds are disbursed to, or for the benefit of, the Company from the Escrow Account pursuant to the Escrow Disbursing Agreement.

"Escrow Disbursement Termination Date" means October 31, 2009 or such subsequent date as may be established by the Director in writing in accordance with Section 3.7 hereof for the disbursement of the Loan and the Escrow Funds.

"Escrow Disbursing Agreement" means the Escrow Disbursing Agreement of even date herewith among the Company, the Director and the Escrow Agent, as the same may be amended, modified, supplemented, restated or replaced from time to time.

"Escrow Funding Date" means each date proceeds of the Loan are funded to the Escrow Account in accordance with the terms of this Agreement and the Escrow Disbursing Agreement, and the final Escrow Funding Date shall not be later than the Escrow Disbursement Termination Date. There shall not be more than three (3) Escrow Funding Dates.

"Escrow Funds" means the proceeds of the Loan disbursed into the Escrow Account in accordance with the terms of this Agreement and the Escrow Disbursing Agreement.

"Event of Default" means any of the events described as an event of default in Section

5.1 hereof.

"Final Cost Certification" means the Cost Certification dated as of the Completion

Date.

"Governing Instruments" means the articles of incorporation and code of regulations (or by-laws) of the Company.

"Governmental Authority" means, collectively, the United States of America, the State, any political subdivision thereof, any municipality, and any agency, department, commission, board or bureau of any of the foregoing having jurisdiction over the Project and/or the Project Site.

"Hazardous Substances" means:

(a)	any "hazardous substance" as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder;

(b)	any "solid waste", "hazardous waste", "infectious waste", "pollutant", or "hazardous air pollutant", as such terms are defined in any Environmental Law at such time;

(c)
asbestos, urea-formaldehyde, polychlorinated biphenyls, source, special nuclear or by-product material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, material or substances listed or identified in, or regulated by, any Environmental Law; and

(d)	any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

"Intercreditor Agreement" means the Intercreditor Agreement between the Company, the Director and the Lender of even date herewith, as the same may be amended, modified, supplemented, restated or replaced from time to time.

"Lender" means Thelma Gault, an individual.

"Lender Loan" means the loan in the principal amount of Eight Hundred Thousand Dollars ($800,000) made b y the Lender to the Company pursuant to the Lender Loan Documents.

"Lender Loan Documents" means all documents, instruments and agreements evidencing or securing the Lender Loan, as the same may be amended, modified, supplemented, restated or replaced from time to time with the prior written consent of the Director.

"Loan" means the loan b y the Director to the Company in the total sum of the Loan Amount, to be disbursed pursuant to the terms hereof and the Escrow Disbursing Agreement.

"Loan Amount" means the lesser of (i) One Million Eighty-Three Thousand Nine Hundred Fifty-One Dollars ($1,083,951) and (ii) 75% of the Allowable Innovation Costs of the Project, as determined by the Director in the Director's sole discretion pursuant to this Agreement.

"Loan Approval Documents" means, with respect to the Loan, the Recommendation of the Director to the Development Financing Advisory Council dated December 3, 2007, the Resolution of the Development Financing Advisory Council dated December 3, 2007, the Approval of the Controlling Board dated January 14, 2008, and the Commitment.

"Loan Documents" means all documents, instruments and agreements delivered to or required b y the Director to evidence or secure the Loan, including this Agreement, the Note, the Security Documents and the Escrow Disbursing Agreement as required by the Commitment and this Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

"Loan Participation Fee" is defined in Section 3.1(c) hereof. "Loss" is defined in Section 3.8(b)(viii) hereof.

"Market Conditions" means those conditions determined by the Director, with advice from the Federal Reserve Bank of Cleveland. The Director shall consider the following:

(i)
two consecutive quarters of decline in manufacturing employment in the State as a whole, or when possible by relevant manufacturing sector. Employment figures will be those reported b y the Department of Job and Family Services of the State;

(ii)	a decline, as a whole or by relevant sector, in 12 of the last 36 months as detailed in the Federal Reserve's National Industrial Production Index; and

(iii)	a decline within the relevant sector of Standard & Poor's "Industrial Outlook".

"Note" means the cognovit promissory note, in the form attached hereto as Exhibit A, evidencing the obligation of the Company to repay the Loan, as the same may be amended, modified, supplemented, restated or replaced from time to time.

"Notice Address" means:

(a)	As to the Director:	Ohio Department of Development
Attn: Loan Servicing
77 South High Street, 28th Floor
P.O. Box 1001
Columbus, OH 43216-1001

(b)	As to the Company:	The Guitammer Company
Attn: Mark A. Luden, President & CEO
6117 Maxtown Road
Westerville, Ohio 43082

or such additional or different address, notice of which is given under Section 6.2 hereof.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant Subtitle A of Title I> of ERISA.

"Permitted Encumbrances" shall have the meaning ascribed to such term in the Security Agreement.

"Plan" means any employee benefit plan or other plan maintained for employees which is covered b y Title I of ERISA.

"Plans and Specifications" means the plans and specifications or other appropriate documents describing the Project prepared by or at the direction of the Company.

"Prevailing Wage Letter" means that certain letter from N. Carolyn Tucker, Loan Servicing, Economic Development Division of the Ohio Department of Development, to the Company dated January 23, 2008, and attached hereto as Exhibit E.

"Prohibited Transaction" means a transaction described in Section 406 of ERISA which is not subject of an exemption pursuant to Section 408 of ERISA.

"Project" means the Project Equipment and the Project Intangible Facilities, together constituting an Eligible Innovation Project.

"Project Equipment" means the equipment, machinery and other personal property described on Exhibit B attached hereto, as such Exhibit B is amended and supplemented from time to time in accordance with the terms of the Security Agreement.

"Project Intangible Facilities" means the intangible property related to a new product or process based on new technology or the creative application of existing technology, including research and development, product or process testing, quality control, market research, and related activities, that is to be acquired, established, expanded, remodeled, rehabilitated, or modernized for industry, commerce, distribution, or research, or any combination thereof, the operation of which, alone or in conjunction with other eligible projects, eligible innovation projects, or innovation property described in Exhibit C attached hereto.

"Project Purposes" means the acquisition of the Project Equipment and development of the Project Intangible Facilities.

"Project Site" means the real property located at 6117 Maxtown Road, Westerville (Genoa Township), Ohio 43082.

"Provision" means, as applicable, the acquiring, constructing, reconstructing, rehabilitating, renovating, enlarging, installing, improving, equipping or furnishing of the Project.

"Release" means spilling, leaking, pumping, paving, emitting, emptying, discharging, injecting, escaping, contaminating, leaching, disposing, releasing or dumping of any Hazardous Substance into the environment.

"Reportable Event" shall have the meaning given such term in Section 4043(b) of ERISA.

"Required Equity Contribution" means Three Hundred Sixty-One Thousand Three Hundred Seventeen Dollars ($361,317) to be provided by the Company in cash to pay a portion of the Allowable Innovation Costs of the Project.

"Security Agreement" means the Security Agreement between the Director and the Company, of even date herewith, as the same may be amended, modified, supplemented, restated or replaced from time to time.

"Security Documents" means, collectively, Security Agreement and UCC Financing Statements, as the same may be amended, modified, supplemented, restated or replaced from time to time.

"State" means the State of Ohio.

"Subordination Agreement" means the Subordination Agreement among the Director, the Company and the Subordinated Creditors of even date herewith, as the same may be amended, modified, supplemented, restated or replaced from time to time.

"Subordinated Creditor(s)" means the parties set forth on Exhibit D, together with any other party hereafter executing a Joinder Agreement (as defined in the Subordination Agreement) to the Subordination Agreement.

"Subordinated Creditor Loans" means the loans in the aggregate principal amount of Six Hundred Thirty-Two Thousand Dollars ($632,000.00) made by the Subordinated Creditors to the Company pursuant to the Subordinated Creditor Loan Documents.

"Subordinated Creditor Loan Documents" means all documents, instruments and agreements evidencing or securing the Subordinated Creditors Loans, as the same may be amended, modified, supplemented, restated or replaced from time to time with the prior written consent of the Director.

"UCC Financing Statement" means a financing statement under Article 9 of the Ohio Uniform Commercial Code providing notice of the Director's security interest in the Collateral.

"Use" means the use, ownership, development, construction, renovation, maintenance, management, operation or occupancy of real property, including the Project Site.

Section 1.3. Certain Words and References. Any reference herein to the Director shall include those succeeding to the Director's functions, duties or responsibilities pursuant to or by operation of law or lawfully performing such functions. References to sections or provisions of the Constitution of the State or to the Act or to sections, provisions, chapters or titles of the Ohio Revised Code or the United States Code shall be construed to also refer to successor sections, provisions, chapters or titles.

The terms "hereof," "hereby," "herein," "hereto," "hereunder" and similar terms refer to this Agreement; and the term "heretofore" means before, and the term "hereafter" means after, the Closing Date. Words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender.

ARTICLE II

Determinations and Representations

Section 2.1. Determinations of the Director. Pursuant to the Act and on the basis of the representations and other information provided by the Company, the Director has heretofore made certain determinations, as set forth in the Loan Approval Documents, which are hereby confirmed, and the Director hereby determines that the financial assistance to be provided b y the State pursuant to this Agreement will conform to the requirements of the Act, including Sections 166.12 to 166.16 thereof, and will further and implement the purposes of the Act b y creating new jobs or preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.

Section 2.2. Representations and Warranties of the Company. The Company hereb represents and warrants that:

(a)
It is a corporation for profit duly incorporated, organized, validly existing and in good standing under the laws of the State, and has all requisite power to conduct its business as now conducted and to own, hold and lease its assets and properties.

(b)
It is qualified to do business as a foreign corporation in each other jurisdiction wherein the character of the properties owned or held under lease by the Company or the nature of the business conducted or proposed to be conducted by the Company makes such qualification necessary, except in such jurisdiction where the failure to be so qualified, licensed, admitted or approved will not have a material adverse effect on the business operations or financial condition of the Company.

(c)
It has full power and authority to execute, deliver and perform the Loan Documents, the Lender Loan Documents and the Subordinated Creditor Loan Documents, and to enter into and carry out the transactions contemplated thereby. Such execution, delivery and performance do not, and will not, violate any provision of law applicable to the Company or the Governing Instruments of the Company and do not, and will not, conflict with or result in a default under any agreement or instrument to which the Company is a party or by which it or any of its property or assets is or may be bound. The Loan Documents, Lender Loan Documents and Subordinated Creditor Loan Documents have, b y proper action, been duly authorized, executed and delivered and constitute legal, valid and binding obligations of the Company.

(d)
The provision of financial assistance pursuant to the Loan Approval Documents and this Agreement induced the Company to provide the Project, thereby creating new jobs or preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.

(e)
To the extent applicable, the Provision of the Project will be completed and the Project and the Company's business will be operated and maintained in such manner as to conform with all applicable Environmental Laws and zoning, planning, building and other applicable governmental regulations imposed by any Governmental Authority and as to be consistent with the purposes of the Act.

(f)
It presently intends that the Project will be used and operated in a manner consistent with the Project Purposes until the date on which the Loan has been fully repaid, and the Company knows of no reason why the Project will not be so operated.

(g)	There are no actions, suits or proceedings pending or threatened against or affecting the Company or the Project which, if adversely determined, would individually or in the aggregate materially impair the ability of the Company to perform any of its obligations under the Loan Documents, Lender Loan Documents or Subordinated Creditor Loan Documents or materially and adversely affect the financial condition of the Company.

(h)
It is not in default under any of the Loan Documents, Lender Loan Documents or Subordinated Creditor Loan Documents, or in the payment of any indebtedness for borrowed money or under any agreement or instrument evidencing any such indebtedness, and no event has occurred which by notice, the passage of time or otherwise would constitute any such event of default.

(i)	Intentionally deleted.

(j)
It has made no contract or arrangement of any kind, other than the Loan Documents, the Lender Loan Documents and the Subordinated Creditor Loan Documents, which has given rise to, or the performance of which by the other party thereto would give rise to, a lien or claim of lien on the Project or other collateral covered by the Loan Documents, the Lender Loan Documents or the Subordinated Creditor Loan Documents.

(k)
No representation or warranty of the Company contained in any of the Loan Approval Documents, Loan Documents, Lender Loan Documents or Subordinated Creditor Loan Documents, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Director or the Lender by or on behalf of the Company (including, without limitation, the Application), contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(l)
The financial statements of the Company heretofore delivered to the Director are true and correct, in all material respects, and closely conform with generally accepted accounting principles consistently applied, and fairly present the financial condition and the results of operation of the Company as of the dates thereof. No materially adverse change has occurred in the financial condition of the Company reflected therein since the respective dates thereof.

(m)
All proceeds of the Loan shall be used for the payment of Allowable Innovation Costs relating to Provision of the Project. No part of any such proceeds shall be knowingly paid to or retained by the Company or any member, owner, manager, partner, officer, shareholder, director or employee of the Company as a fee, kick-back or consideration of any type. The Company has no identity of interest with the general contractor or any architect, subcontractor, laborer or materialman performing work or services or supplying materials in connection with the Provision of the Project.

(n)
It is the owner of the Project Equipment, subject in all cases to no lien, charge, easement, condition, restriction or encumbrance except as created by the Loan Documents, the Lender Loan Documents, the Subordinated Creditor Loan Documents, or shown as Permitted Encumbrances under the Security Documents.

(o)	(i)
It is and has been at all times in compliance with all applicableEnvironmental Requirements relating to the Project and the use of the Project and the Company has not engaged in any Environmental Activity in violation of any applicable Environmental Requirements, nor has any Environmental Activity otherwise occurred, in violation of any applicable Environmental Requirements.

(ii)
No investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the Company's knowledge, threatened in connection with any Environmental Activity or alleged Environmental Activity conducted b y the Company upon the Project Site.

(iii)
No claims at any time have been made or threatened against the Company or, to the Company's actual knowledge, the prior owners of the Project Site relating to damage, contribution, cost recovery, compensation, penalty, loss or injury resulting from any Environmental Activity or Hazardous Substance.

(iv)	It has no liability, absolute or contingent, in connection with an Environmental Activity.

(v)
To the best of the Company's knowledge, no Hazardous Substances have been integrated into the Project or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Project.

(vi)
The Project is not subject to any claim which might give rise to a lien in favor of any Governmental Authority as a result of any Release or threatened Release of any Hazardous Substance b y the Company or Environmental Activity b y the Company.

(p)	It shall provide the Required Equity Contribution by the Completion Date andotherwise in accordance with the terms hereof and the Escrow Disbursing Agreement.

(q)
Allowable Innovation Costs, which may consist of one or more of the followingcosts: (i) research and development of the Project, (ii) obtaining or creating any requisite software or computer hardware related to Project or the products or services associated therewith, (iii) testing (including, without limitation, quality control activities necessary for initial production), perfecting, and marketing of such productsand services, and (iv) creating and protecting intellectual property related to the Project or any products or services related thereto, including costs of securing appropriate patent, trademark, trade secret, trade dress, copyright, or other form of intellectual property protection for the Project or related products and services, are expenditures that can and will be capitalized under applicable generally accepted accounting principles.

ARTICLE III

Loan; Provision o f Project; Conditions to Disbursement

Section 3.1. Loan and Repayment.

(a)   On the terms and conditions of this Agreement and the Commitment, the Director shall lend to the Company the Loan Amount to assist in the financing of the Project. The Loan shall be evidenced b y this Agreement and the Note and secured by the Security Documents and the other Loan Documents, as applicable. Those instruments shall be executed and delivered by the Company to the Director on the Closing Date.

(b)   The terms of repayment of the Loan shall be as set forth in the Note and the Compan shall make all payments required to be made under the Note as and when due.

(c)   In addition to all payments required under the Note, the Company shall also pay a loan participation fee to the Director equal to ten percent (10%) of the amount of the Loan actually funded (the "Loan Participation Fee") payable at the end of the term of the Loan (whether by maturity, acceleration or otherwise); provided, however, if the Loan is prepaid prior to the end of the term of the Loan, the unpaid balance of such Loan Participation Fee shall be paid to the Director at the time of such prepayment.

(d)   Proceeds of the Loan shall be disbursed into the Escrow Account on each Escrow Funding Date pursuant to the terms hereof and the Escrow Disbursing Agreement upon the satisfaction of the conditions set forth in Section 3.6(a) hereof and held in accordance with the terms of this Agreement and the Escrow Disbursing Agreement. The Loan shall be disbursed only from, and only to the extent that on each Escrow Funding Date funds not heretofore committed are available to make the Loan from moneys in, the "Innovation Ohio Loan Fund" created by the Act and as defined in the Act.

(e)The Escrow Funds shall be available for disbursement until the Escrow Disbursement Termination Date, and thereafter, the Director shall have no obligation to make or approve any further disbursements from the Escrow Account. Any Escrow Funds disbursed to the Director from the Escrow Account shall be applied as provided in the Note.

(f)   The Escrow Funds shall be disbursed from the Escrow Account on each Escrow Disbursement Date pursuant to the terms of this Agreement and the Escrow Disbursing Agreement. The Company shall be entitled to submit Disbursement Requests pursuant to the Escrow Disbursing Agreement not more frequently than once in any thirty (30) day period.

(g)   Each payment of Allowable Innovation Costs of the Project shall be funded 75% with Escrow Funds and 25% with the Required Equity Contribution (for which purpose it is acknowledged that Allowable Innovation Costs of the Project incurred and paid by the Company from and after September 1, 2007 shall be included as part of the Required Equity Contribution).

Section 3.2. Provision of Project. The Company (a) has commenced or shall promptly hereafter commence the Provision of the Project; (b) shall pay all expenses incurred in such Provision from funds made available therefor in accordance with this Agreement, the Lender Loan Documents, the Required Equity Contribution or otherwise; and (c) shall demand, sue for, levy and recover all sums of money and debts which may be due and payable under the terms of any contract, order, receipt, guaranty, warranty, writing or instruction in connection with the Provision of the Project and will enforce the terms of any contract, agreement, obligation, bond or other performance security with respect thereto. The Company confirms its agreement in the Commitment as supplemented b y the Prevailing Wage Letter that, to the extent applicable, all wages paid to laborers and mechanics employed on the Provision of the Project shall be paid at not less than the prevailing rates of wages for laborers and mechanics for the class of work called for b y the Project, which wages shall be determined in accordance with the requirements of Chapter 4115, Ohio Revised Code, for determination of prevailing wage rates; provided that if the Company undertakes, as part of the Project, work to be performed by its regular bargaining unit employees who are covered under a collective bargaining agreement which was in existence prior to the date of the Commitment, the rate of pay provided under the applicable collective bargaining agreement may be paid to such employees.

Section 3.3. Plans and Specifications; Inspections. At the Director's option, the Director may designate an employee or officer of the State or may retain, at the Company's expense, an architect, engineer, appraiser or other consultant for the purpose of approving the Plans and Specifications, verifying costs and performing inspections of the Project as Provision of the Project progresses or reviewing any construction contracts and payment or performance bonds or other forms of assurance of completion of the Project. Such inspections, reviews or approvals shall not impose any responsibility or liability of any nature upon the Director, the State or officers, employees, agents, representatives or designees of the Director or the State, or, without limitation, make or cause to be made any warranty or representation as to the adequacy or safety of the structures or any of their component parts or any other physical condition or feature pertaining to the Project and the Project Site. The Company shall, at the request of the Director, make periodic reports (including, if required, submission of updated Cost Certifications) to the Director concerning the status of completion and the expenditures for costs in respect thereof.

The Company may revise the Plans and Specifications from time to time; provided that no revision shall be made (a) which would change the Project Purposes to purposes other than those permitted by the Act; (b) without obtaining, to the extent required b y law, the approval of any applicable Governmental Authority; and (c) without the prior written approval of the Director if such revision would change the amounts set forth in the most recently furnished Cost Certification. In any event, all revisions to the Plans and Specifications shall be promptly filed with the Director.

Section 3.4. Company Required to Pay Costs in Event Proceeds Insufficient. In the event that the proceeds of the Loan, the Lender Loan and the Required Equity Contribution are not sufficient to pay all costs of the Project, the Company shall, nonetheless and irrespective of the cause of such deficiency, complete the Project in accordance with the Plans and Specifications and pay all costs of such completion in full from its own funds.

Section 3.5. Completion Date. The Completion Date shall occur not later than September 30, 2009, and shall be evidenced to the Director by a certificate of the Company stating (a) the Completion Date, (b) that all licenses, permits and approvals for the Project required by any Governmental Authority have been procured and/or obtained, (c) that all improvements and additions reflected in the Plans and Specifications have been made and the Provision of the Project has been completed, (d) that all costs of providing the Project have been incurred, and (e) the date as of which operation of the Project shall commence. Such certificate shall be accompanied by the Final Cost Certification.

Section 3.6. Conditions to Disbursement.

(a)   Disbursement of Loan Proceeds to Escrow Account. Prior to the Director authorizing disbursement of any proceeds of the Loan to the Escrow Account pursuant to the terms of this Agreement and the Escrow Disbursing Agreement, the Director shall have received the following in form and substance satisfactory to the Director:

(i)	the executed Note;

(ii)	evidence of the liability and property insurance required by the Securi Documents (on ACORD form 27);

(iii)	determination of prevailing wage b y the Wage and Hour Bureau of the Department of Commerce of the State, if applicable and subject to the Prevailing Wage Letter;

(iv)	the duly executed Security Documents, Intercreditor Agreement, Escrow Disbursing Agreement, Subordination Agreement, and all other Loan Documents;

(v)	the Company's Certificate of Corporate Good Standing issued by the Secretary of State of Ohio, dated within ten (10) days of the date of this Agreement;

(vi)	certified copy of the resolutions of the governing board/body of the Compan authorizing execution, delivery and performance of all Loan Documents;

(vii)	the UCC Financing Statement to evidence and perfect the security interests created b y the Security Documents;

(viii)	certificate of incumbency as to the Company;

(ix)	copies, certified b y the Company to be true, correct and complete, of the Governing Instruments of the Company;

(x)	copies, certified b y the Company to be true, correct and complete, of the Lender Loan Documents and Subordinated Creditor Loan Documents;

(xi)	an opinion of the Company's legal counsel which sets forth substantially the following:

(1)	that the Company is a corporation organized and validly existing under the laws of, and in good standing with, the State;

(2)	that the Company has full power and authority to own its properties and conduct its business;

(3)	that the execution and delivery of the Loan Documents by the Company, and the performance of its obligations thereunder, do not conflict with the Governing Instruments of the Company;

(4)
that the Loan Documents have been duly authorized, executed and delivered by the Company and are valid and binding instruments, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws or equitable principles affecting the enforcement of creditor's rights generally;

(5)
that the execution and delivery b y the Company of the Loan Documents and the performance of its obligations thereunder neither is prohibited b y, nor subjects the Company to a fine, penalty or other similar sanction under, any statute or regulation of any Governmental Authority;

(6)
that there are no actions, suits or proceedings, at law or in equity, or before or by any court, public board or body, pending or, to the knowledge of counsel, threatened affecting the Company or the Project which, if adversely determined, would individually or in the aggregate materially impair the ability of the Company to perform any of its obligations under the Loan Documents or would materially adversely affect the financial condition of the Company; and

(7)
that the execution of the Loan Documents and consummation of the transactions contemplated in this Agreement will not result in a breach or violation or default under any judgment, decree, loan, mortgage, agreement, indenture or other instrument applicable to the Company;

(xii)	copies of all licenses and permits required by any Governmental Authority in connection with the Project and the operation thereof;

(xiii)	a copy of the Plans and Specifications, if requested b y the Director;

(xiv)	UCC security interest, judgment and tax lien searches regarding the Company from all appropriate jurisdictions;

(xv)	landlord waivers, if requested by the Director;

(xvi)	a duly executed Power of Attorney to authorize wire transfers, if any;

(xvii)	an Authorization Agreement for Preauthorized Payment; and

(xviii)	such other certifications, documents or opinions as the Director may reasonably request.

(b)   Disbursement of Funds from the Escrow Account. Subject to the terms hereof and theEscrow Disbursing Agreement, the disbursement of Escrow Funds shall be made on each Escrow Disbursement Date, provided the affirmations set forth in subsection (d) below are true, accurate and complete and the Director shall have received the following on or before each such Escrow Disbursement Date:

(i)
a Disbursement Request, duly completed and executed b y the Company, indicating the nature of each Allowable Innovation Cost incurred, the amount thereof, that the Required Equity Contribution has been paid from retained earnings and/or working capital of the Company and setting forth a date (which must be a Business Day (as defined in the Escrow Disbursing Agreement)) not less than ten (10) days nor more than twenty-five (25) days from the date of the submission of the Disbursement Request, upon which the disbursement is to be made;

(ii)	a Cost Certification;

(iii)
a written certification from the Company that certain technical milestones have been met with respect to the Project; or a written status report b y the Company with respect to the Provision of the Project;

(iv)	such other certifications, documents or opinions as the Director ma reasonably request; and

(v)	in connection with the final Escrow Disbursement Date, the following additional items:

(1)	the items required b y Section 3.5 hereof;

(2)
if applicable and subject to the Prevailing Wage Letter, a certificate of compliance issued b y the Wage and Hour Bureau of the Department of Commerce of the State, certifying as to full compliance with Chapter 4115, Ohio Revised Code;

(3)	Final Cost Certification;

(4)	certificate of occupancy, if applicable; and

(5)	list of all contractors and subcontractors (names and addresses) who worked on the Project, if applicable.

(c)   If the items described in subsection 3.6(b) received by the Director are deemed by it to be satisfactory in form, substance and execution and if the Director shall have approved the disbursement of Escrow Funds as set forth in the Disbursement Request, the Director shall instruct the Escrow Agent to disburse the appropriate portion of the Escrow Funds to the Company and in the amounts shown on the Disbursement Request.

(d)   Each Disbursement Request shall be deemed an affirmation b y the Company that (i) the undisbursed portion of the Escrow Funds, after the requested disbursement, together with the undisbursed portion of the Required Equity Contribution, will be sufficient to complete the Project, (ii) the Project Equipment, if any, which is described in the Disbursement Request has been delivered and accepted by the Company, (iii) the representations and warranties of Company set forth in Loan Documents remain true and correct as of the date of the disbursement of Escrow Funds in accordance with such Disbursement Request, (iv) no Event of Default shall have occurred as of the date of the disbursement of Escrow Funds in accordance with such Disbursement Request, (v) each item for which payment is requested hereunder is an Allowable Innovation Cost, properly payable out of the Escrow Funds in accordance with the terms and conditions of the Loan Agreement and the other Loan Documents; (vi) none of the items for which payment is requested had formed the basis for any payment heretofore made from the Escrow Funds; and (vii) each item for which payment is requested is necessary in connection with the Project.

(e)   Upon the giving of written notice by the Director to the Escrow Agent that no further disbursements of the Escrow Funds and/or interest accrued on the Escrow Funds shall be made (including as a result of an occurrence of an Event of Default under the Loan Documents), the Escrow Agent shall not make any further disbursements of the Escrow Funds and/or such accrued interest until the Escrow Agent is notified in writing b y the Director that either (i) such disbursements may resume, or (ii) the Escrow Agent shall disburse all remaining Escrow Funds, together with all accrued interest thereon, to the Director.

Section 3.7. Postponement of Escrow Disbursement Termination Date. At the written request of the Company setting forth the reasons therefor and received at least twenty (20) days prior to the Escrow Disbursement Termination Date, the Director may, but shall be under no obligation to, postpone the Escrow Disbursement Termination Date to a later date. No such postponement shall be deemed to have been granted unless stated in a writing signed by the Director specifying the length of the extension given. If for any reason the Loan and the Escrow Funds shall not have been fully disbursed on or before the Escrow Disbursement Termination Date or such subsequent date as the Director shall have specified in writing pursuant to the preceding sentence, the Director shall not have any obligation to approve or permit any further disbursement of proceeds of the Loan to the Escrow Account nor disbursement of Escrow Funds from the Escrow Account to the Company. For purposes of this Section, time is of the essence.

Section 3.8. Payment of Costs; Indemnification.

(a)   The Company shall pay all costs incident to the Loan, including recording fees, escrow fees and all other costs and expenses incurred by or on behalf of the Director.

(b)   The Company shall, at its sole cost and expense, defend, indemnify and hold the Director and any officials, employees, agents and representatives of the Director and the State, its and their successors and assigns, harmless from and against, and shall reimburse the Director and any officials, employees, agents and representatives of the Director and the State, its and their successors and assigns for, any and all loss, cost, claim, liability, damage, judgment, penalty, injunctive relief, action or cause of action arising in connection with or as the result of:

(i)
any past, present or future existence, use, handling, storage, transportation, manufacture, Release, threat of Release, or disposal of any Hazardous Substance in, on or under the Project or the Project Site;

(ii)
the occurrence of any Environmental Activity in violation of any Environmental Requirement, or any failure of the Company or any operator of the Project or Project Site to comply with all applicable Environmental Requirements relating to the Project or the Project Site or the Use of the Project or the Project Site;

(iii)
any investigation, inquiry, order, hearing, action or other proceeding by or before any Governmental Authority in connection with any Environmental Activity occurring or allegedly occurring on or about the Project or the Project Site;

(iv)	any failure of any representation and/or warranty set forth herein or in an other Loan Document to be correct in all respects;

(v)	any failure of the Company to perform any covenant set forth herein or in an other Loan Document;

(vi)
any claim, demand or cause of action, or any action or other proceedings, whether meritorious or not, brought or asserted against the Director and/or any officials, employees, agents and representatives of the Director and the State, its and their successors and assigns, which directly or indirectly relates to, arises from or is based on any of the matters described in clauses (i) through (v) of this Section 3.8(b) or any allegation of any such matters; or

(vii)
the execution and delivery of this Agreement or any other Loan Documents and the transactions contemplated thereby, and the preparation of documents relating to the disbursement of the Loan, including all aforementioned costs and expenses, regardless of whether or not the disbursement of the Loan shall actually occur; and

(viii)
the enforcement of this Agreement or the assertion b y the Company of any defense to its obligations hereunder. This indemnity and hold harmless provision shall apply to all of clauses (i) through (viii) of this Section 3.8(b) whether such events, acts or omissions are foreseeable or unforeseeable, regardless of the source, the time of occurrence or the time of discovery, and whether any of such matters arise before or after foreclosure of the Security Documents or other taking of title to all or any portion of the Project Site and/or the Project by the Director, its successors and/or assigns (all of this preceding sentence hereinafter collectively referred to as a "Loss"). The foregoing indemnification against Loss includes, without limitation, indemnification against all costs in law or in equity of removal, response, investigation, or remediation of any kind, and disposal of such Hazardous Substances, all costs of determining whether the Project or the Project Site is in compliance with, and of causing the Project or the Project Site to be in compliance with, all applicable Environmental Requirements, all reasonable costs incurred to take precautions to protect against the Release of Hazardous Substances on, in, under or affecting the Project and the Project Site, all reasonable costs associated with any Corrective Work, all reasonable costs associated with claims for damages to persons, property, or natural resources, any reasonable loss to the Director from the diminution in the value of the Project or the Project Site, and the Director's attorneys' and consultants' fees, court costs and expenses incurred in connection with any thereof.

(c)The provisions of this Section 3.8 shall survive the termination of this Agreement.

ARTICLE IV

Additional Covenants and Agreements

Section 4.1. Employment Statement; Job Creation. The Company shall furnish to the Director upon request, but in any event not less frequently than concurrently with the annualfinancial statements to be furnished pursuant to Section 4.2(e)(ii) hereof, throughout the term of the Loan a statement certifying (a) the number of employees of the Company employed on the Project as of the date of the Application; (b) the number of employees of the Company currently employed on the Project; (c) the number of any and all employees of the Company laid off or terminated from the Project since the Closing Date; (d) the current number of women and minority employees of the Company employed on the Project; and (e) such other employment, economic and statistical data concerning the Company as may be reasonably requested by the Director.

The Company has represented that the Loan will permit the Company to create twenty-three (23) full-time jobs and employment opportunities in the City during the three-year period after the Completion Date. If the Company fails, for reasons other than Market Conditions, to create at least twenty-one (21) such full-time jobs and employment opportunities, the interest rate on the outstanding balance of the Loan shall, at the option of the Director, increase to eleven percent (11%) per annum.

Section 4.2. Affirmative Covenants of the Company. Throughout the term of this Agreement, the Company shall:

(a)
Taxes and Assessments. Pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges, levies or claims imposed upon it, its income or any of its property, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might b y law become a lien or charge upon its property.

Notwithstanding the preceding paragraph, the Company may, at the Company's expense and after prior notice to the Director, by appropriate proceedings diligently prosecuted, contest in good faith the validity or amount of any such taxes, assessments, governmental charges, levies and claims and during the period of contest, and after notice to the Director, may permit the items so contested to remain unpaid. However, if at any time the Director shall notify the Company that, in the opinion of legal counsel satisfactory to the Director, by nonpayment of any such items the lien created by the Security Documents as to any part of the Project and/or Collateral will be materially affected or the Project or Collateral or any part thereof will be subject to imminent loss or forfeiture, the Company shall promptly pay such taxes, assessments, charges, levies or claims.

(b)	Maintain Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights and franchises.

(c)
Maintain Property. Maintain and keep its property in good repair, working order and condition, and from time to time make all repairs, renewals and replacements which, in the opinion of the Company, are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, subject to the terms of the Security Documents, that nothing in this subsection (c) shall prevent the Company from selling or otherwise disposing of any property whenever, in the good faith judgment of the Company, such property is obsolete, worn out, without economic value or unnecessary for the conduct of the business of the Company.

(d)
Maintain Insurance. Keep all of its insurable property insured against loss or damage b y fire and other risks, maintain public liability insurance against claims for personal injury, death, or property damage suffered by others upon, in or about any premises occupied b y the Company; and maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business. All insurance for which provision has been made in this subsection (d) shall be maintained against such risks and in at least such amounts as set forth in the Security Documents, and all insurance herein provided for shall be effected and maintained in force under a policy or policies issued b y insurers of recognized responsibility, except that it may effect worker's compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accordance with applicable law.

(e)	Furnish Information. Furnish to the Director:

(i)
Quarterly Reports. Within thirty (30) days after the end of each quarterly period of each fiscal year of the Company, a copy of its internally prepared quarterly financial statements, including the balance sheet of the Company as at the end of such quarterly period, together with related statements of income, retained earnings and cash flows for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarter, setting forth in comparative form the corresponding figures as at the end of or for the corresponding quarter of the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to usual year-end audit adjustments.

(ii)
Annual Reports. Starting with the Company's 2008 fiscal year, within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of its reviewed annual financial statements, including the balance sheet of the Company as at the end of such fiscal year, together with related statements of income, retained earnings and cash flows for such fiscal year, setting forth in comparative form the corresponding figures as at the end of or for the previous fiscal year, all in reasonable detail and all examined by and accompanied by a review letter of its independent certified public accountants to the effect that such financial statements were prepared in accordance with the generally accepted accounting principles consistently applied, and present fairly the Company's financial position at the close of such periods and the results of its operations for such periods. In addition, the Company shall provide to the Director, along with such financial statements, a certificate from its accountants which states that the Company has complied with all financial covenants which are set forth in Section 4.3(e) hereof, or, as the case may be, disclose any defaults thereunder.

(iii)
Certificate; No Default. With each of the financial reports required to be furnished under this Section, a certificate of the Company's chief executive officer or chief financial officer stating that (a) no Event of Default has occurred and is continuing and no event or circumstance which would constitute an Event of Default, but for the requirement that notice be given, time elapse or otherwise, has occurred and is continuing, or, if such an Event of Default or such event or circumstance has occurred and is continuing, a statement as to the nature thereof and the action which the Company proposes to take with respect thereto, and that (b) no action, suit or proceeding b y it or against it at law or in equity, or before any governmental instrumentality or agency, is pending or threatened, which, if adversely determined, would materially impair the right or ability of the Company to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the Company to perform the transactions contemplated by this Agreement, the other Loan Documents or the Lender Loan Documents or would materially and adversely affect its business, operations, properties, assets or condition, all as of the date of such certificate, except as disclosed in such certificate.

(iv)	Other Information. Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company as the Director may reasonably request.

(f)	Deliver Notice. Forthwith upon learning of any of the following, deliver written notice thereof to the Director, describing the same and the steps being taken b y the Company with respect thereto:

(i)	the occurrence of an Event of Default or an event or circumstance which would constitute an Event of Default, but for the requirement that notice be given, elapse of time or otherwise; or

(ii)
any action, suit or proceeding by it or against it at law or in equity, or before any governmental instrumentality or agency, instituted or threatened which, if adversely determined, would materially impair the right or ability of the Company to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the Company to perform the transactions contemplated by the Loan Documents or Lender Loan Documents, or would materially and adversely affect its business, operations, properties, assets or condition; or

(iii)
the occurrence of a Reportable Event under, or the institution of steps b y the Company to withdraw from, or the institution of any steps to terminate, any Plan as to which the Company may have liability; or

(iv)	any material communication affecting the Project or the Project Site, and the Company will promptly respond fully to any inquiry of the Director made with respect thereto.

(g)
Inspection Rights. Permit the Director, or any agents or representatives thereof, to examine and make copies of and abstract from the records and books of account of, and visit the properties of, the Company and discuss the general business affairs of the Company with any of its officers.

(h)	Purchases. Use its commercially reasonable efforts to purchase goods and services from persons and business entities located in this State.

(i)	Environmental Matters.

(i)	Comply with all Environmental Requirements relating to the Project or to the Use of the Project and the Project Site by the Company.

(ii)
Notify the Director, within fifteen (15) days, if it commences to contest the assertion of any Governmental Authority or any third party of any obligation or liability affecting it or the Project or any part thereof regarding an Environmental Activity or an Environmental Requirement, and, if requested b y the Director, shall give the Director monthly reports thereafter during the period of such contest. If the Company contests the assertion of any such obligation or liability, such contest shall be diligently prosecuted until a final judgment is obtained. If such contest is unsuccessful, the Company shall promptly commence Corrective Work. If the Company is not contesting the assertion of any such obligation or liability, the Company shall commence Corrective Work promptly after the Company obtains actual knowledge of any Hazardous Substances on, in or affecting the Project.

(iii)
Notify the Director prior to the commencement of any Corrective Work, and shall promptly submit to the Director, for the Director's review, reasonably detailed plans for any such Corrective Work. If the Director, based upon the proper advice and judgment of the Director's experts, reasonably rejects such plans, the Company shall promptly submit revised plans to the Director. The Director shall have no liability to the Company or any third party for accepting or rejecting such plans. After the commencement of Corrective Work, the Company shall, if requested by the Director, give the Director monthly reports during the performance of such Corrective Work.

(j)
Operations; Chief Executive Office. Maintain its primary operations and chief executive office in the State during the term of the Loan; if such operations are not so maintained, the Loan and all other amounts payable by the Company under the Agreement and Loan Documents (including without limitation, the Loan Participation Fee) shall be due and payable in full.

(k)
Public Offering. The Loan and all other amounts payable by the Company under this Agreement and the other Loan Documents (including without limitation, the Loan Participation Fee) shall be due and payable in full if the Company shall undertake and complete an initial public offering of its securities.

Section 4.3. Negative Covenants of the Company. Throughout the term of this Agreement, the Company shall not:

(a)
Maintain Existence. Sell, transfer or otherwise dispose of all, or substantially all, of its assets, consolidate with or merge into any other entity, or permit one or more entities to consolidate with or merge into it; provided, however, that the Company may, without violating the agreement contained in this subsection (a), consolidate with or merge into another entity, or permit one or more other entities to consolidate with or merge into it, or sell, transfer or otherwise dispose of all, or substantially all, of its assets and thereafter dissolve if: (i) the prior written consent of the Director is obtained; (ii) the surviving, resulting or transferee entity, as the case maybe, assumes in writing all of the obligations of the Company hereunder (if such surviving, resulting or transferee entity is other than the Company); and (iii) the surviving, resulting or transferee entity, as the case may be, is an entity duly organized and validly existing under the laws of the State or duly qualified to do business therein, and has a net worth of not less than that of the Company immediately prior to such disposition, consolidation or merger, transfer or change of form.

(b)
ERISA. Voluntarily terminate any Plan maintained for employees of the Company, so as to result in any material liability of the Company to the PBGC, enter into any Prohibited Transaction involving any Plan which results in any material liability of the Company to the PBGC, cause any occurrence of any Reportable Event which results in any material liability of the Company to the PBGC, or allow or suffer to exist any other event or condition which results in any material liability of the Company to the PBGC.

(c)
Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

(d)
Assignment or Lease. In whole or in part, assign this Agreement or lease or grant the right to occupy or use the Project to others, without the prior written consent of the Director; provided that notwithstanding the foregoing, the Company may enter into licensing arrangements on commercially reasonable terms with third parties for the license and use of the Project Intangible Facilities.

(e)	Intentionally deleted.

(f)
Encumbered Assets. Except for Permitted Encumbrances or in connection with the factoring or financing of inventory and receivables, pledge, assign, hypothecate or in any manner encumber any of its assets.

(g)
Removal of Assets. Remove, transfer or transport any of the Company's physical assets from the Project Site other than the operation of motor vehicles or the shipment, manufacture or utilization of goods in the ordinary course of business.

(h)	Environmental Matters. Produce, treat, store, generate, dispose of or Release an Hazardous Substance in violation of any Environmental Requirement.

(i)	Suspension of Operation. Suspend or discontinue operation of its business.

(j)
Stock Transfers. Issue, transfer, sell, or cause to be issued, transferred or sold, any shares of its capital stock other than in connection with transfers by the Company's existing shareholders (and their transferees), stock options and warrants issued and outstanding on the date hereof and the Stock Purchase Agreement between the Company and Gerald S. Jacobs dated as of December 7, 2007.

(k)
Leasebacks. Enter into any arrangements, directly or indirectly, with any person whereby the Company shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in the Company's business, in connection with the rental or lease or the property so sold or transferred or of other property which the Company intends to use for substantially the same purpose or purposes as the property so sold or transferred.

(l)	Change of Business. Enter into any business which is substantially different from that presently conducted by the Company without the written consent of the Director.

(m)
Modification of Lender Loan Documents or Subordinated Creditor Loan Documents. Enter into any modification, amendment or alteration of the Lender Loan Documents or Subordinated Creditor Loan Documents which changes the amount of the Lender Loan or any Subordinated Creditor Loan or which changes the payment schedule for the Lender Loan or any Subordinated Creditor Loan without the prior written consent of the Director.

(n)
Distributions. Make or commit itself to make any Distribution which, after giving effect to that Distribution, would cause the aggregate of all such Distributions paid by the Company to exceed the amount of cash sufficient to enable the Company's shareholders to fund the federal, state and local income tax liabilities attributable to their distributive shares of taxable income of the Company for that fiscal year, if any, assuming a maximum 40% combined effective federal, state and local income tax rate. Any Distribution permitted hereunder may only be made during the fiscal year in which such income is earned or declared, or in the immediately following fiscal year, and so long as no Event of Default has occurred and is then continuing or would exist as a result thereof. Except as provided above, the Company will not make or commit itself to make any other Distribution to its shareholders without the prior written consent of the Director; provided that so long as no Event of Default exists, the Company shall be permitted to make Distributions to allow Gerald S. Jacobs ("Buyer") to exercise his put option under the Stock Purchase Agreement between the Company and the Buyer dated as of December 7, 2007.

ARTICLE V

Events o f Default and Remedies; Termination

Section 5.1. Events of Default. Each of the following shall be an "Event of Default":

(a)	the Company shall fail to pay when due any amount payable pursuant to this Agreement or under the Note; or

(b)
the Company shall fail to observe and perform any agreement, term or condition contained in this Agreement other than as required pursuant to subsection (a) above, and such failure continues for a period of thirty (30) days after the Company has knowledge thereof; provided, however, that such thirty (30) day cure period shall not apply to (i) any failure which in the good faith opinion of the Director is incapable of cure, (ii) any failure which has previously occurred, or (iii) any failure to maintain and keep in effect any insurance required b y the Loan Documents; or

(c)
any representation or warranty made by the Company (or any of its officers) herein or in any other Loan Documents, Loan Approval Documents or Lender Loan Documents or in connection herewith or therewith shall prove to have been incorrect in any material respect when made; or

(d)
the Company shall fail to pay any indebtedness of the Company where the aggregate principal balance of such indebtedness is in excess of Twenty-Five Thousand Dollars ($25,000.00), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, by acceleration, on demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than b y a regularly scheduled required prepayment), prior to the stated maturity thereof (other than the payments from excess cash flow required under the Lender Loan Documents); or

(e)
the Company commences a voluntary case concerning it under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company under the Bankruptcy Code and relief is ordered against the Company, or the petition is controverted but is not dismissed within sixty (60) days after the commencement of the case; or the Company is not generally paying its debts as such debts become due; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company; or the Company commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect; or there is commenced against the Company any such proceeding which remains undismissed for a period of sixty (60) days; or the Company is adjudicated insolvent or bankrupt; or the Company fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding or any order of relief or other order approving any such case or proceeding or in the appointment of any custodian or the like of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days; or the Company makes a general assignment for the benefit of creditors; or any action is taken by the Company for the purpose of effecting any of the foregoing; or a receiver or trustee or any other officer or representative of the court or of creditors, or any court, governmental officer or agency, shall under color of legal authority, take and hold possession of any substantial part of the property or assets of the Company for a period in excess of sixty (60) days; or

(f)
a judgment or order for the payment of money in excess of Twenty-Five Thousand Dollars ($25,000.00) shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)	the Company fails to meet its minimum funding requirements under Section 301 et seq. of ERISA, with respect to any of its Plans; or

(h)	any default (other than set forth above) under any other Loan Document; or

(i)
any default under the Lender Loan Documents or Subordinated Creditor Loan Documents shall have occurred and be continuing, and such default continues for a period of thirty (30) days after the Company has knowledge thereof.

Section 5.2. Remedies on Default. Whenever an Event of Default shall have occurred and be continuing, the Director, at any time, at the Director's election, may exercise any or all of any combination of the remedies conferred upon or reserved to the Director under this Loan Agreement, the Security Documents, the Note, any other Loan Document or any instrument or document collateral thereto, or now or hereafter existing at law, or in equity or b y statute. Subject to the foregoing, any one or more of the following remedies may be exercised:

(a)	if none of the proceeds of the Loan have been disbursed into the Escrow Account, the Director may terminate any and all of the Director's obligations under this Agreement and the Commitment;

(b)
if the Loan has not been fully disbursed into the Escrow Account , the Director may terminate any and all of the Director's obligations under this Agreement and the Commitment to make any further advance of proceeds of the Loan into the Escrow Account;

(c)
if the Escrow Funds have not been fully disbursed from the Escrow Account, the Director may terminate any and all of the Director's obligations under this Agreement and the Commitment, to approve or permit any further disbursements from the Escrow Account and at the request of the Director, all amounts then held in the Escrow Account shall be disbursed to the Director;

(d)	the Director may declare all payments under the Note to be immediately due and payable, whereupon the same shall become immediately due and payable;

(e)	the Director may exercise any or all or any combination of the remedies specified in any Loan Document;

(f)	the Director may have access to, inspect, examine and make copies of the books and records, accounts and financial data of the Company; and/or

(g)
the Director may pursue all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement, the Security Documents, the Note or any other Loan Documents, or to enforce the performance and observance of any other obligation or agreement of the Company under the Loan Documents.

Section 5.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Director b y this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, each other Loan Document, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Director to exercise any remedy reserved to the Director in this Article, it shall not be necessary togive any notice, other than such notice as may be expressly provided for herein or required by law.

Section 5.4. Agreement to Pay Expenses and Attorneys' Fees. If an Event of Default shall occur and the Director shall incur expenses, including reasonable attorney's fees, in connection with the enforcement of this Agreement or any other Loan Document, or the collection of sums due thereunder, the Company shall reimburse the Director for the expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances (as defined in the Security Documents), shall constitute additional indebtedness secured by the Security Documents, and in any action brought to collect such indebtedness or to foreclose or enforce the Security Documents, the Director shall be entitled to seek the recovery of such expenses in such action.

Section 5.5. No Waiver. No failure b y the Director to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of the Director's right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

ARTICLE VI

Miscellaneous

Section 6.1. Term of Agreement. This Agreement shall be and remain in full force and effect from the date of its delivery until (a) the termination of this Agreement pursuant to Section 5.2(a) hereof or (b) such time as the Loan shall have been fully repaid and all other sums payable b y the Company under this Agreement, the Security Documents, the Note and the other Loan Documents shall have indefeasibly been paid.

Section 6.2. Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address. The Company or the Director may, b y notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 6.3. Extent of Covenants of the Director; No Personal Liability. All covenants, obligations and agreements of the Director contained in this Agreement and all other Loan Documents shall be effective to the extent authorized and permitted b y applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future Director in other than such Director's official capacity acting pursuant to the Act.

Section 6.4. Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Director, the Company and their respective successors and assigns; provided, however, the Company may not assign this Agreement or any of the Loan Documents without the prior written consent of the Director.

Section 6.5. Amendments and Supplements. This Agreement may not be amended or supplemented except b y an instrument in writing executed b y the Director and the Company.

Section 6.6. Execution Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

Section 6.7. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein, is determined b y a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable provision were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

Section 6.8. Captions; Entire Agreement. The captions and headings in this Agreement shall be solely for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement. All exhibits and schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement. This Agreement and the exhibits and schedules attached hereto and the Loan Documents embody the entire agreement and understanding between the Director and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 6.9. Interpretation. This Agreement shall be deemed to have been prepared jointly b y the parties hereto and any uncertainty or ambiguity existing herein shall not be interpreted against any party but shall be interpreted according to the rules for the interpretation of arm's length agreements.

Section 6.10. WAIVER OF JURY TRIAL. THE COMPANY AND THE DIRECTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS LOAN AGREEMENT, THE NOTE, THE SECURITY DOCUMENTS, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE DIRECTOR'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE NOTE, IN ANY LOAN DOCUMENT OR ANY RELATED INSTRUMENT OR AGREEMENT. NEITHER THE COMPANY NOR THE DIRECTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE
COMPANY OR THE DIRECTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

Section 6.11. Consent to Jurisdiction/Service of Process. The Company hereby irrevocably agrees and submits to the exclusive jurisdiction of any state or federal court located within Franklin County, Ohio, or, at the option of the Director in its sole discretion, of any state or federal court(s) located within any other county, state or jurisdiction in which the Director at any time or from time to time chooses in its sole discretion to bring an action or otherwise exercise a right or remedy, and the Company irrevocably waives any and all objections based on forum non conveniens and/or objection to venue of any such action or proceeding. The Company hereby irrevocably consents that all service of process be made b y certified mail directed to the Company at its address set forth herein for notice purposes and service so made will be deemed completed upon the earlier of the Company's actual receipt thereof or three (3) business days after the same has been deposited in the U.S. Mail, postage prepaid. Nothing contained herein will prevent the Director from servicing process in any other manner permitted by law.

Section 6.12. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed b y and construed in accordance with the laws of the State.

Section 6.13. Attorney Review. The terms and conditions of this Loan Agreement (including all Exhibits) were reviewed b y an attorney for the Company, and said terms and conditions were explained to the appropriate officers/representatives of the Company who, b y their execution hereof, hereby acknowledged that they fully understand the terms hereof.

Section 6.14. Time is of the Essence. Time is of the essence in all respects hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date hereinbefore written.

By: ____________________

Title: [illegible] Officer

THE GUITAMMER COMPANY, an Ohio corporation

By: ____________________
Mark A. Luden, President & CEO

P:\DOCS\028145\21697\DOC\EY399004.DOC

32

EXHIBIT A

(to Loan Agreement between the Director of Development of the State of Ohio and The Guitammer Company, dated April 25, 2008)

Form o f Note

See attached.

COGNOVIT
PROMISSORY NOTE

$1,083,951.00	April 25, 2008

FOR VALUE RECEIVED, The Guitammer Company, an Ohio corporation (the "Company"), promises to pay to the order of The Director o f Development o f the State o f Ohio (the "Director") at 77 South High Street, P.O. Box 1001, Columbus, Ohio 43216-1001 or at such other address as may be designated in writing by the holder, the principal sum of One Million Eighty-Three Thousand Nine Hundred Fifty-One Dollars ($1,083,951.00), or such lesser amount as is the Loan Amount as specified under and defined in the Loan Agreement (the "Loan Agreement") of even date herewith between the Director and the Company, with interest on the amount of principal from time to time outstanding from the applicable Escrow Funding Date(s), as specified under and defined in the Loan Agreement, at the rate of eight percent (8%) per annum until paid (subject to adjustment as set forth in the Loan Agreement), plus a service fee equal to one-quarter of one percent (0.25%) per annum on the amount of principal from time to time outstanding from the applicable Escrow Funding Date(s) until paid. The principal of, interest and monthly service fee on this Note shall be paid in monthly installments which shall be due and payable on the first day of each calendar month (each such date being referred to as a "Payment Date") commencing on the first day of the first calendar month immediately following the first full calendar month after the first Escrow Funding Date (the "First Installment Date") and ending on the first day of the calendar month immediately preceding the sixth (6th) anniversary of the First Installment Date (the "Last Installment Date"); provided, however, that (i) principal and interest payments (but not the monthly service fee) shall be deferred from the first Escrow Funding Date through the eighteenth (18th) Payment Date with the interest accruing during such period being payable as hereinafter provided, (ii) thereafter principal payments (but not interest or the monthly service fee) shall be deferred from the nineteenth (19th) Payment Date through the twenty-fourth (24th) Payment Date, and (iii) thereafter principal, interest (including accrued interest from month one (1) through month eighteen (18) and the monthly service fee shall be paid on the twenty-fifth (25th) Payment Date through the Last Installment Date with the principal being fully amortized over the last forty-eight (48) month period. The amount of the installment payable on the Last Installment Date shall be equal to the balance of the principal sum then outstanding, together with all interest accrued thereon.

1 Interest Rate. The annual rate of interest stated herein shall apply to a three hundred sixty (360) day period, and amounts of interest due hereunder shall be computed upon the basis of thirty (30) day months.

2    Prepayment Right. The Company may prepay all or any portion of the principal sum hereof at any time without penalty. All such prepayments shall be applied to the payment of the principal installments due hereon in the inverse order of their maturity, and shall be accompanied by the payment of accrued interest on the amount of the prepayment to the date thereof.

3 Application o f Payments. Unless the Director elects otherwise, all payments and other amounts received b y the Director shall be credited first to any charges, costs, expenses and fees due hereunder or payable b y the Company under the Loan Agreement or any Loan Documents (as defined below), including without limitation, the Loan Participation Fee (as defined in the Loan Agreement); second, to the monthly service fee(s); third, to accrued but unpaid interest on this Note; fourth, to the principal amount outstanding; and the balance, if any, to the Company.

2

4 No Commitment for Disbursement. This Note does not constitute a commitment by the Director to make any disbursement(s) of the Loan (as defined in the Loan Agreement) to the Company. The conditions for making such disbursement are set forth in the Loan Agreement. The disbursements made b y the Director to the Company, if any, shall not exceed the face amount of this Note and the total amount of such disbursements is limited by and subject to the conditions for making disbursements of the Loan as set forth in the Loan Agreement.

5 Security and Agreement. The payment of this Note and all interest and monthly service fees hereon is secured b y the Loan Agreement, a Security Agreement and UCC Financing Statements (collectively, the "Security Agreement") of even date herewith from the Company to the Director. The covenants, conditions and agreements contained in the Loan Agreement, Security Agreement and any and all other documents or instruments evidencing or securing the Loan (collectively, the "Loan Documents") are hereby made a part of this Note.

6 Default. (a) If default be made in the payment of any installment of principal, interest and monthly service fee under this Note when any such payment shall have become due and payable, or if an Event of Default (as defined in any of the Loan Documents) shall have occurred and be continuing, then, at the option of the Director, the entire principal sum and all interest accrued hereon shall become due and payable at once, without demand or notice.

(b)For the period during which a default shall exist in the payment of any amount due and payable under this Note and/or the Loan Agreement (the "Amount Due"), whether by acceleration or otherwise, a late charge equal to five percent (5%) of the Amount Due shall be assessed for each and every month or part thereof during which such default shall exist and paid by the Company to the Director.

7 Waivers. None of the following shall be a course of dealing, estoppel, waiver or the like on which any party to this Note or any Loan Documents may rely: (a) the Director's acceptance of one or more late or partial payments; (b) the Director's forbearance from exercising any right or remedy under this Note or any Loan Document; or (c) the Director's forbearance from exercising any right or remedy under this Note or any Loan Document on any one or more occasions. The Director's exercise of any rights or remedies or a part of a right or remedy on one or more occasions shall not preclude the Director from exercising the right or remedy at any other time. The Director's rights and remedies under this Note, the Loan Documents, and at law and in equity are cumulative to, but independent of, each other.

8 No Release o f Liability. No obligations of any party to this Note shall be affected by (a) any default in this Note or any Loan Document when accepted b y the Director or arising any time thereafter; (b) the unenforceability of or defect in this Note or in any Loan Document or any interest conveyed b y any Loan Document; (c) any decline in the value of any interest in any property conveyed as security by any Loan Document; or (d) the insolvency, dissolution, liquidation or winding up of affairs of any party to this Note or any other Loan Document or the start of insolvency proceedings by or against any such party. No party to this Note or any Loan Document may enforce any right of subrogation or contribution unless and until this Note is paid in full and waives all rights of subrogation against any party that is subject to insolvency proceedings.

3

9 Governing Law. This Note is made at Genoa Township, Ohio and shall be construed under the laws of the State of Ohio..

10   Time is o f the Essence. Time is of the essence in the payment of this Note. All grace periods in the Loan Agreement and any other Loan Documents, if any, that apply to a default shall run concurrently.

11   Holidays. If any installment of this Note becomes due
on a day on which the Department of Development of the State of Ohio is required or authorized to close, the Company may pay the installment on the next succeeding day on which the Department of Development of the State of Ohio is open.
12   Indulgences. With notice, the Director may do or refrain from doing anything affecting this Note or any Loan Document, as many times as the Director desires, including the following (a) granting or not granting any indulgences to anyone liable for payment of this Note or to anyone liable under any Loan Document; (b) releasing any security or anyone or any property from liability on this Note or any Loan Document; and (c) amending this Note or any Loan Document, including extending the time for payment of this Note.

13   Notices. All notices, demands, requests or other communications hereunder shall be given in accordance with the Loan Agreement.

14   Representation and Warranty Regarding Business Purpose. The Company represents and warrants that the loan evidenced by this Note is for business purposes and constitutes a business loan as that term is used in Section 1343.01 of the Ohio Revised Code and is not primarily for personal, family, household, or agricultural purposes and does not constitute a "consumer loan" or a "consumer transaction."

15  Waiver o f Demands. AS TO THIS NOTE, THE SECURITY AGREEMENT AND ANY OTHER LOAN DOCUMENTS WHICH MAY SECURE THIS NOTE, THE COMPANY IRREVOCABLY WAIVES TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW ALL APPLICABLE EXEMPTION RIGHTS, WHETHER UNDER THE STATE CONSTITUTION, HOMESTEAD LAWS OR OTHERWISE, AND ALSO IRREVOCABLY WAIVES VALUATION AND APPRAISEMENT, PROTEST, PRESENTMENT AND DEMAND, NOTICE OF PROTEST, DEMAND AND DISHONOR AND NONPAYMENT OF THIS NOTE, AND EXPRESSLY AGREES THAT THE MATURITY DATE OF THIS NOTE, OR ANY PAYMENT DUE HEREUNDER, MAY BE EXTENDED FROM TIME TO TIME AND THAT ANY SECURITY HELD FOR PAYMENT HEREOF MAY BE SUBSTITUTED OR RELEASED AT ANY TIME AND FROM TIME TO TIME WITHOUT IN ANY WAY AFFECTING THE LIABILITY OF THE COMPANY.

4

16   Attorneys' Fees and Expenses. The Company shall pay to the Director all reasonable costs and expenses incurred by the Director in enforcing or preserving the Director's rights under this Note, the Loan Agreement or any Loan Document whether or not an Event of Default has actually occurred or has been declared and thereafter cured, including but not limited to, (a) attorneys' and paralegals' fees and disbursements; (b) the fees and expenses of any litigation, administrative, bankruptcy, insolvency, receivership and any other similar proceeding; (c) court costs; (d) the expenses of the Director, its employees, agents, attorneys and witnesses in preparing for litigation, administrative, bankruptcy, insolvency and other proceedings and for lodging, travel, and attendance at meetings, hearings, depositions, and trials; and (e) consulting and witness fees incurred b y the Director in connection with any litigation or other proceeding.

17  Attorney Review. The terms and conditions of this Note were reviewed by an attorney for the Company, and said terms and conditions were explained to the appropriate officers/representatives of the Company, who by the execution hereof, hereby acknowledge that they fully understand the terms hereof.

18   Severability. If any clause, provision, section or article of this Note is ruled invalid b y any court of competent jurisdiction, the invalidity of such clause, provision, section, or article shall not affect any of the remaining provisions hereof.

19   Assignment. The Company shall not assign its rights nor delegate its obligations under this Note.

20  Mutual Waiver o f Jury Trial. THE COMPANY AND THE DIRECTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE, THE LOAN AGREEMENT, SECURITY AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE DIRECTOR'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED HEREIN, IN THE LOAN AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT. NEITHER THE COMPANY NOR THE DIRECTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE COMPANY OR THE DIRECTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

21  Consent to Jurisdiction/Service o f Process. The Company hereby irrevocably agrees and submits to the exclusive jurisdiction of any state or federal court located within Franklin County, Ohio, or, at the option of the Director in its sole discretion, of any state or federal court(s) located within any other county, state or jurisdiction in which the Director at any time or from time to time chooses in its sole discretion to bring an action or otherwise exercise a right or remedy, and the Company irrevocably waives any and all objections based on forum non conveniens and/or objection to venue of any such action or proceeding. The Company hereby irrevocably consents that all service of process be made by certified mail directed to the Company at its address set forth in the Loan Agreement for notice purposes and service so made will be deemed completed upon the earlier of the Company's actual receipt thereof or three (3) business days after the same has been deposited in the U.S. Mail, postage prepaid. Nothing contained herein will prevent the Director from servicing process in any other manner permitted by law.

5

22.    Warrant o f Attorney. With full knowledge of all constitutional rights under the Constitutions of the State of Ohio and the United States of America, the Company hereby irrevocably authorizes any attorney at law, including without limitation, any attorney representing the Director, to appear on the Company's behalf in any court of record in the State of Ohio, or in any other state or territory of the United States, or in any court of the United States, after this Note becomes due and payable; to waive the issuing and service of process and all other constitutional rights to due process of law; to confess judgment against the Company in favor of the Director or other holder of this Note for the amount then appearing due, with interest at the rate provided for herein, together with the costs of suit; to release all errors; and to waive all rights of appeal and stays of execution. The Company hereby consents to the confessing attorney receiving a legal fee from the Director or any other holder of this Note. The Company voluntarily and knowingly irrevocably waives (i) any conflict of interest with respect to the attorney confessing judgment against the Company, and (ii) all rights to notice and hearing prior to judgment being so confessed against the Company.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS' FAULTY GOODS' FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT' OR ANY OTHER CAUSE.

THE GUITAMMER COMPANY, an Ohio corporation

By:	________________________________
Mark A. Luden, President & CEO

6

EXHIBIT B
(to Loan Agreement between the Director of Development of the State of Ohio and The Guitammer Company, dated April 25, 2008)

Project Equipment

None. See Exhibit C attached to the Loan Agreement.

EXHIBIT C
(to Loan Agreement between the Director of Development of the State of Ohio and The Guitammer Company, dated April 25, 2008)

Project Intangible Facilities

	Project One:	Project Two:	TOTAL
Tooling	$117,100	$15,000	$132,100
Certification	83,100	82,000	165,100
Design fees	92,550	15,000	107,550
Prototypes	31,900	254,800	286,700
Packaging	40,050	2,500	42,550
Intellectual property protection	-	25,000	25,000
Total Cost by Project	364,700	394,300	759,000
Associated Capitalizable
Payroll Expense	587,768	98,500	686,268
Total Expense	952,468	492,800	1,445,268
Total OIF Loan Amount (75% of total)
			1,083,951

Project One:
BKA-130-OE, Home Theater Seating, BKA-300, Mid-sized ButtKicker,
BKA-1000-4N, BK-Link, LFE Kit, ButtKicker Gamer

Project Two:
BK Live!, OEM Car Audio

EXHIBIT D
(to Loan Agreement between the Director of Development of the State of Ohio and The Guitammer Company, dated April 25, 2008)

Subordinated Parties

1.   Walter Doyle ($200,000);
2.   John Huston ($50,000);
3.   Andrea Levinson ($50,000);
4.   Opal Management ($100,000);
5.   Eric Roy ($100,000);
6.   Gus Van Sant ($50,000); and
7.   Richard Luden ($82,000).

EXHIBIT E
(to Loan Agreement between the Director of Development of the State of Ohio and The Guitammer Company, dated April 25, 2008)

Prevailing Wage Letter

See attached.

Ohio | Department of Development

Ted Strickland, Governor
Lee Fisher, Lt. Governor
Director, Ohio Department of Development

January 23, 2008

Mr. Mark Luden
The Guitammer Company, Inc.
6117 Maxtown Road
Westerville, OH 43082-9051

Dear Mr. Luden:

Please be advised that the Ohio Department of Commerce (ODC) has completed its review of the Guitammer Company, Inc. project and in the opinion of the ODC, "Prevailing Wage rates do not apply to the purchase of machinery and equipment specified as the project.

Prevailing Wage rates will apply to any costs associated with the installation of such machinery and equipment, including any renovations, or retrofitting of a facility specified as part of the Project." Substantial changes may require additional reviews.

Should you have any questions, please call Robert S. Kennedy of ODC at (614) 728-8686.

Sincerely,

N. Carolyn Tucker

N. Carolyn Tucker
Loan Servicing
Economic Development Division

cc: Jason Fisher

77 South High Street
P.O. Box 1001
Columbus, Ohio 43216-1001 U.S.A.
614 | 466 2480
800 | 848 1300
www.odod.state.oh.us